Entergy
639 Loyola Avenue
New Orleans, LA  70113

News
Release

Date:	April 15, 2014

For Release:	Immediately

Contact:	Shona Sabnis (Media)	Paula Waters (Investor Relations)
	(504) 576-4238	(504) 576-4380
	ssabnis@entergy.com	pwater1@entergy.com

Exhibit 99.1

Entergy Provides Preliminary First Quarter Earnings Guidance
Cold winter weather, market constraints in northeastern U.S. expected to result in strong earnings; 2014 guidance raised

New Orleans, La. – Entergy Corporation (NYSE: ETR) today indicated that it expects first quarter 2014 as-reported earnings of approximately $2.23 per share and operational earnings of approximately $2.28 per share. Results for first quarter 2013 were $0.90 per share on an as-reported basis and $0.94 per share on an operational basis. Strong first quarter 2014 earnings resulted from significantly higher realized wholesale energy prices at Entergy Wholesale Commodities, reflecting cold winter weather and northeast pipeline infrastructure limitations, which reinforces the need for a  diverse generation portfolio and the value of existing nuclear generation facilities in the region. The Utility also saw higher earnings on colder-than-normal temperatures. Entergy also raised its 2014 operational earnings guidance to be in the range of $5.55 to $6.75 per share.

As-reported results are prepared in accordance with generally accepted accounting principles and are comprised of operational earnings and special items. Special items in first quarter 2014 were recorded arising from the decision to close the Vermont Yankee Nuclear Power Station later this year and the human capital management strategic imperative. First quarter 2013 included a special item for the proposed transmission spin-merge transaction.

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Entergy Provides Preliminary First Quarter Earnings Guidance

April 15, 2014

The increase in first quarter 2014 earnings was driven by higher results at Entergy Wholesale Commodities and Utility. On a consolidated basis, the preliminary estimate for the effective income tax rate was approximately 35 percent in first quarter 2014.

Entergy Wholesale Commodities

Significantly higher realized wholesale energy prices were the biggest factor driving the quarter-over-quarter increase in operational earnings at Entergy Wholesale Commodities. EWC’s hedging strategies routinely include financial instruments that balance operational and liquidity risk through participation in rising power price markets. These positions, in addition to a larger-than-normal unhedged position in 2014 due to Vermont Yankee being in its final operating year, allowed EWC to benefit from the increases in northeast market power prices throughout the quarter. Along with the realization of these positions, revenues also reflected the turnaround of the negative mark-to-market loss recorded in fourth quarter 2013 associated with certain transactions.

A lower effective income tax rate was another factor contributing to higher quarterly earnings. These items were partially offset by higher depreciation expense following the finalization of a new depreciation rate study.

Utility

The increase in Utility first quarter 2014 operational earnings was due primarily to higher net revenue reflecting higher sales volume, primarily weather. The weather effect was approximately $0.18 per share in first quarter 2014, compared to unfavorable weather of negative $(0.10) per share in the comparable period. In addition, non-fuel operation and maintenance expense was lower.

Parent & Other

Parent & Other’s operational results were essentially flat versus the first quarter of last year. No individual item was significant.

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Entergy Provides Preliminary First Quarter Earnings Guidance

April 15, 2014

Earnings Guidance

As a result of higher northeast spot and forward prices and market volatility at EWC and favorable weather at the Utility in the first quarter, Entergy raised its 2014 operational earnings guidance and widened the range to be $5.55 to $6.75 per share. Entergy had previously noted that, based on assumptions as of Dec. 31, 2013, indications were near the upper end of the prior $4.60 to $5.40 per share guidance range.

Earnings Results Schedule

Entergy will report first quarter earnings results before the market opens on Thursday, April 24, 2014, and host a teleconference at 10 a.m. CT that day to discuss the earnings announcement and the company’s financial performance. The teleconference may be accessed by dialing (719) 325-2115, confirmation code 6761108, no more than 15 minutes prior to the start of the call or by visiting Entergy’s website at www.entergy.com. The presentation slides also will be available on Entergy’s website before the market opens on the day of the call. A replay of the teleconference will be available for seven days thereafter by dialing (719) 457-0820, confirmation code 6761108.

Entergy Corporation is an integrated energy company engaged primarily in electric power production and retail distribution operations. Entergy owns and operates power plants with approximately 30,000 megawatts of electric generating capacity, including more than 10,000 megawatts of nuclear power, making it one of the nation’s leading nuclear generators. Entergy delivers electricity to 2.8 million utility customers in Arkansas, Louisiana, Mississippi and Texas. Entergy has annual revenues of more than $11 billion and approximately 14,000 employees.

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Entergy Provides Preliminary First Quarter Earnings Guidance

April 15, 2014

Additional investor information can be accessed online at
www.entergy.com/investor_relations.

In this news release, and from time to time, Entergy Corporation makes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Except to the extent required by the federal securities laws, Entergy undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Forward-looking statements involve a number of risks and uncertainties. There are factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, including (a) those factors discussed in this news release and in: (i) Entergy’s most recent Annual Report on Form 10-K, any subsequent Quarterly Reports on Form 10-Q and (ii) Entergy’s other reports and filings made under the Securities Exchange Act of 1934; (b) uncertainties associated with rate proceedings, formula rate plans and other cost recovery mechanisms; (c) uncertainties associated with efforts to remediate the effects of major storms and recover related restoration costs; (d) nuclear plant relicensing, operating and regulatory risks, including any changes resulting from the nuclear crisis in Japan following its catastrophic earthquake and tsunami; (e) legislative and regulatory actions and risks and uncertainties associated with claims or litigation by or against Entergy and its subsidiaries; and (f) economic conditions and conditions in commodity and capital markets during the periods covered by the forward-looking statements, in addition to other factors described elsewhere in this release and subsequent securities filings.